                                                                      EXHIBIT 21



Subsidiaries of Boyd Bros. Transportation, Inc.

The following companies are subsidiaries of the Registrant:


Subsidiary                                State of Incorporation
----------                                ----------------------
Welborn Transport, Inc.                   Alabama